Shatswell,MacLeod & Company, P.C.
Certified Public Accountants

83 Pine Street
West Peabody, Massachusetts 01960-3835
Telephone (978)535-0208
Fassimile (978) 535-9908


To the Board of Directors
Beverly National Bank
Beverly, Massachusetts

Independent Auditors Report

We have examined management's assertion about Beverly National Bank's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers
(USAP) as of and for the year ended December 31, 1999 included in the accompanying management assertion. Management is responsible for Beverly National Bank's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Beverly National Bank's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Beverly National Bank's compliance with the minimum servicing standards.

In our opinion, management's assertion that Beverly National Bank complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1999 is fairly stated, in all material respects.


SHATSWELL, MacLEOD & COMPANY, P.C.
January 6, 2000